EXHIBIT 99.2

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial statements give effect to the PalmSource distribution and the Handspring merger in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X. As a result of the PalmSource distribution, the operations of PalmSource will be accounted for by Palm as a discontinued operation as defined under Statement of Financial Accounting Standard (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Handspring merger will be accounted under the purchase method of accounting.

In July 2001, Palm announced its plan to form a wholly owned subsidiary to own and operate Palm’s operating system platform and licensing business, subsequently named PalmSource, Inc. In December 2001, Palm and PalmSource entered into a Master Separation Agreement under which Palm transferred to PalmSource at December 3, 2001, the date of legal separation, or the separation date, substantially all of the assets and liabilities of Palm’s operating system and software business except for the Palm brands, trademarks and certain other related intellectual property which will be transferred to Palm Trademark Holding Company, LLC at a later date. Palm sells devices that incorporate PalmSource software to its customers under the terms of a Software License Agreement, as amended, or the software license agreement. Under the terms of this software license agreement, PalmSource has granted Palm certain rights to use, produce, grant end user sublicenses and distribute certain software for the period December 3, 2001 to December 3, 2006. PalmSource receives license and royalty fees based upon the shipment of Palm’s products which incorporate PalmSource software or on distribution by Palm of PalmSource software, subject to certain minimum annual commitments. PalmSource also receives fees for support and services.

On June 4, 2003, we entered into an agreement for the transaction which includes the PalmSource distribution and the Handspring merger. In the PalmSource distribution, the 10 million shares of PalmSource common stock held by Palm will be distributed to existing Palm stockholders on a pro rata basis. The final exchange ratio for the PalmSource distribution will be determined based on the number of shares of Palm common stock outstanding at the distribution date. For purposes of these unaudited pro forma combined condensed financial statements, our pro forma adjustments were based on a ratio of 0.32 of a share of PalmSource common stock to be distributed for every share of Palm common stock outstanding, based on Palm shares outstanding as of August 29, 2003 and this ratio is subject to change based on the issuance of additional shares of Palm common stock between now and the distribution date. The unaudited combined condensed balance sheet as of May 31, 2003 includes adjustments to reflect the elimination of the PalmSource business from Palm’s consolidated balance sheet. These adjustments reflect the requirements of the various agreements relating to the separation of PalmSource from Palm which result in certain transactions that will occur at the date of the PalmSource distribution and the recognition of intercompany balances which were eliminated in the consolidated balance sheet. The unaudited pro forma statement of operations for the year ended May 31, 2003 has been derived by eliminating the PalmSource business from the historical Palm financial results and recording cost of revenues for royalties due to PalmSource under the software license agreement, as amended, between PalmSource and Palm. The unaudited pro forma statement of operations for the year ended May 31, 2002 has been derived by eliminating the PalmSource business from the historical Palm financial results and recording cost of revenues and amortization of intangible assets for the cost incurred for the development and maintenance of the operating system (Palm OS) for the six months prior to December 3, 2001 and for the six months subsequent to December 3, 2001 recording cost of revenues for royalties due to PalmSource under the software license agreement between PalmSource and Palm. The unaudited pro forma statement of operations for the year ended May 31, 2001 has been derived by eliminating the PalmSource business from the historical Palm financial results and recording cost of revenues and amortization of goodwill and intangible assets for the cost incurred for the development and maintenance of the operating system (Palm OS). The total pro forma Solutions Group information substantially represents the historical results that will be presented in Palm’s statement of operations when PalmSource is reported as discontinued operations in accordance with SFAS No. 144, Accounting for the

Impairment or Disposal of Long-Lived Assets, following the transaction. All pro forma adjustments resulting from the elimination of the PalmSource business are described in the notes to the unaudited combined condensed pro forma financial statements under “Pro forma Adjustments—Separation of PalmSource.”

In the Handspring merger, the stockholders of Handspring will receive 0.09 of a share of Palm common stock for each share of Handspring common stock held. For purposes of the following unaudited pro forma combined condensed financial statements, the purchase price is preliminarily estimated at $228.0 million. The estimated purchase price is comprised of (a) approximately $185.7 million representing the estimated fair value of Palm stock to be issued to Handspring stockholders, (b) $26.8 million representing the fair value of Handspring options and warrants to be assumed, (c) $7.5 million of estimated direct transaction costs of Palm and (d) $8.0 million of estimated other liabilities directly related to the acquisition. Because the value of the securities to be issued cannot be determined until the transaction is completed, such securities are preliminarily valued in these unaudited pro forma combined condensed financial statements based upon an estimated ex-dividend Palm share price of $13.78 (as more fully described in Note L to Unaudited Pro Forma Combined Condensed Financial Statements). Upon closing of the Handspring merger, the Company will value the transaction using a per share price based on an average over a reasonable period of time beginning with the first trading day that Palm trades without the right to receive the PalmSource distribution, which is a when-issued or the equivalent of an ex-dividend basis. This equivalent of the ex-dividend date is expected to be approximately two weeks before the closing date. However, the timing of such trading is dependent on the actions of market makers over whom Palm has no control. If an equivalent of an ex-dividend market does not develop, the accounting purchase price will be determined using a per share price based upon an average over a reasonable period of time beginning with the first trading days in palmOne common stock on a stand-alone basis. The estimated direct transaction costs consist primarily of investment banking, legal and accounting fees and printing costs to be incurred which are directly related to the proposed Handspring merger. The other liabilities directly related to the merger pertain to liabilities defined under Emerging Issues Task Force (EITF) No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination. There can be no assurance that Palm and Handspring will not incur additional charges related to the Handspring merger or that management will be successful in its efforts to integrate the operations of the two companies. All pro forma adjustments resulting from the proposed Handspring merger are described in the Notes to Unaudited Pro Forma Combined Condensed Financial Statements under “Pro Forma Adjustments—Handspring Merger.”

As required by the rules of the Securities and Exchange Commission, the unaudited pro forma combined condensed statement of operations for the year ended May 31, 2003 give effect to the proposed PalmSource distribution as if the distribution took place on the the first day of fiscal year 2001 and the proposed Handspring merger as if it occurred on the first day of fiscal year 2003, with the exception that the purchase accounting adjustments were estimated based on the anticipated closing date of the Handspring merger.

The unaudited pro forma combined condensed statement of operations for the year ended May 31, 2003 has been derived from the audited historical consolidated statement of operations of Palm for the year ended May 31, 2003, the audited historical combined and consolidated statement of operations of PalmSource for the year ended May 31, 2003 and the audited historical consolidated statement of operations of Handspring for the year ended June 30, 2003.

The unaudited pro forma combined condensed statements of operations for the years ended May 31, 2001 and 2002 have been derived from the audited historical consolidated statements of operations of Palm for the years ended May 31, 2001 and 2002, respectively, and the audited combined and consolidated statement of operations of PalmSource for the years ended May 31, 2001 and 2002, respectively.

All per share data amounts reflect the retroactive effects of the Palm one-for-twenty reverse stock split effective October 15, 2002.

The unaudited pro forma combined condensed balance sheet as of May 31, 2003 gives effect to the above transactions as if they occurred on May 31, 2003. The unaudited pro forma combined condensed balance sheet as of May 31, 2003, has been derived from the audited historical consolidated balance sheet of Palm, the audited historical consolidated balance sheet of PalmSource, both as of May 31, 2003, and the audited historical consolidated balance sheet of Handspring as of June 30, 2003.

Because these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of fair values, the actual amounts recorded as of the completion of the Handspring merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements. The total estimated purchase price of the Handspring merger has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management’s best estimates of their fair value with the excess cost over the net tangible and intangible assets acquired being allocated to goodwill. This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The final purchase price, as well as the impact of ongoing integration activities, the timing of the completion of the Handspring merger, changes in Handspring’s net tangible assets, estimated other liabilities directly related to the Handspring merger and changes in purchase accounting allocations could all cause material differences from the information presented.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the PalmSource distribution and Handspring merger had occurred at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position. Actual results could differ. The pro forma adjustments are based upon information and assumptions available at the time of the filing of this document. The pro forma information should be read in conjunction with the accompanying notes thereto, with Palm and Handspring’s historical financial statements and related notes thereto, incorporated by reference into this joint proxy statement/prospectus, and with PalmSource’s historical financial statements and related notes thereto included elsewhere within this joint proxy statement/prospectus.

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF MAY 31, 2003

(in thousands)

	Historical Palm	PalmSource	Pro Forma Adjustments Separation of PalmSource		Total Pro Forma Solutions Group	Handspring	Pro Forma Adjustments Proposed Merger with Handspring		Total Pro Forma Combined Company
ASSETS
Current assets:
Cash and cash equivalents	$242,432	$37,465	$(6,000)	H	$198,967	$31,308	$—		$230,275
Short-term investments	—	—	—		—	5,602	—		5,602
Receivable from related parties	—	5,132	9,978	H,I	4,846	—	—		4,846
Accounts receivable, net	97,437	583	—		96,854	5,290	—		102,144
Inventories	22,748	—	—		22,748	3,841	—		26,589
Restricted investments	—	—	—		—	8,185	—		8,185
Prepaids and other	8,406	1,305	—		7,101	2,956	—		10,057

Total current assets	371,023	44,485	3,978		330,516	57,182	—		387,698
Restricted investments	2,619	1,671	—		948	—	—		948
Land not in use	60,000	—	—		60,000	—	—		60,000
Property and equipment, net	34,622	3,419	—		31,203	5,917	(1,105)	L	36,015
Construction in process	—	—	—		—	14,291	—		14,291
Goodwill	68,785	52,845	(2,125)	J	13,815	—	201,792	L	215,607
Intangible assets, net	976	976	—		—	—	21,300	L	21,300
Deferred income taxes	34,800	—	—		34,800	—	—		34,800
Other assets	3,801	1,211	—		2,590	3,377	—		5,967

Total assets	$576,626	$104,607	$1,853		$473,872	$80,767	$221,987		$776,626

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$83,037	$2,868	$—		$80,169	$15,661	$—		$95,830
Payable to Palm, Inc.	—	1,911	1,911	I	—	—	—		—
Payable to PSI	—	—	7,323	I	7,323	—	—		7,323
Accrued restructuring	35,235	349	—		34,886	—	—		34,886
Provision for committed tenant improvements	—	—	—		—	8,185	—		8,185
Other accrued liabilities	119,074	18,607	—		100,467	33,853	17,864	L,M	152,184

Total current liabilities	237,346	23,735	9,234		222,845	57,699	17,864		298,408
Non-current liabilities:
Note payable to Palm, Inc., including accrued interest	—	20,744	20,744	H	—	—	—		—
Non-cash obligations for construction in process	—	—	—		—	14,291	—		14,291
Note payable	—	—	—		—	2,150	—		2,150
Long-term convertible debt	50,000	—	(15,000)	H	35,000	—	—		35,000
Deferred revenue and other	13,494	13,848	455	J	101	—	—		101
Minority interest in consolidated subsidiary	20,000	20,000	—		—	—	—		—
Stockholders’ equity:
Preferred stock	—	—	—		—	—	—		—
Common stock	29	10	10	K	29	149	(136)	L,N	42
Additional paid-in capital	1,123,819	61,939	22,527	K	1,084,407	425,983	(213,455)	L,N	1,296,935
Unamortized deferred stock-based compensation	(508)	—	—		(508)	(1,284)	(507)	L,N	(2,299)
Accumulated deficit	(868,789)	(36,117)	(36,117)	K	(868,789)	(417,290)	417,290	L,N	(868,789)
Accumulated other comprehensive loss	1,235	448	—		787	(931)	931	N	787

Total stockholders’ equity	255,786	26,280	(13,580)		215,926	6,627	204,123		426,676

Total liabilities and stockholders’ equity	$576,626	$104,607	$1,853		$473,872	$80,767	$221,987		$776,626

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2003

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group	Handspring	Pro Forma Adjustments		Total Pro Forma Combined Company
Revenues	$871,946	$73,414	$39,105	A	$837,637	$147,256	$—		$984,893
Costs and operating expenses:
Cost of revenues	591,329	10,221	44,137	B,C,D	625,245	112,152	1,121	O,P	738,518
Sales and marketing	177,903	17,187	(11)	C	160,705	—	42,595	O,P	203,300
Research and development	110,611	39,795	111	C	70,927	22,226	1,809	O,P	94,962
General and administrative	50,179	12,794	340	C	37,725	—	24,508	O,P	62,233
Selling, general and administrative	—	—	—		—	61,053	(61,053)	O	—
Amortization of intangible assets	6,069	411	(4,531)	D	1,127	—	8,481	O,Q	9,608
Amortization of deferred stock compensation and intangible assets	—	—	—		—	8,516	(8,516)	O	—
Restructuring charges	39,488	2,188	—		37,300	75,931	—		113,231
Impairment charges	102,540	—	—		102,540	—	—		102,540
Separation costs	9,282	5,024	(4,258)	E	—	—	—		—

Total costs and operating expenses	1,087,401	87,620	35,788		1,035,569	279,878	8,945		1,324,392

Operating loss	(215,455)	(14,206)	3,317		(197,932)	(132,622)	(8,945)		(339,499)
Interest and other income (expense), net	(2,129)	(5,134)	—		3,005	1,802	—		4,807

Loss before income taxes	(217,584)	(19,340)	3,317		(194,927)	(130,820)	(8,945)		(334,692)
Income tax provision	224,998	2,420	350	G	222,928	238	—		223,166

Loss from continuing operations	(442,582)	(21,760)	2,967		(417,855)	(131,058)	(8,945)		(557,858)
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(22,657)	F	(22,657)	—	—		(22,657)
Income tax provision	—	—	2,070	F	2,070	—	—		2,070

Loss from discontinued operations	—	—	(24,727)	F	(24,727)	—	—		(24,727)

Net loss	$(442,582)	$(21,760)	$(21,760)		$(442,582)	$(131,058)	$(8,945)		$(582,585)

Net loss per share, basic and diluted:
Loss from continuing operations	$(15.23)				$(14.38)				$(13.11)
Loss from discontinued operations	—				(0.85)				(0.58)

Net loss	$(15.23)				$(15.23)				$(13.69)

Shares used in computing net loss per share, basic and diluted	29,069				29,069		13,476	R	42,545

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2002

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group
Revenues	$1,030,831	$44,950	$18,507	A	$1,004,388
Costs and operating expenses:
Cost of revenues	745,525	10,603	55,042	B,C,D	789,964
Cost of revenues—charge (benefit) for special excess inventory and related costs	(101,844)	—	—		(101,844)
Sales and marketing	237,225	19,309	209	C	218,125
Research and development	141,698	49,587	159	C	92,270
General and administrative	56,444	12,779	508	C	44,173
Selling, general and administrative	—	—	—		—
Amortization of intangible assets	12,531	310	(2,793)	D	9,428
Amortization of deferred stock compensation and intangible assets	—	—	—		—
Restructuring charges	46,553	1,992	—		44,561
Impairment charges	—	—	—		—
Separation costs	1,542	519	(748)	E	275

Total costs and operating expenses	1,139,674	95,099	52,377		1,096,952

Operating loss	(108,843)	(50,149)	(33,870)		(92,564)
Interest and other income (expense), net	938	(677)	—		1,615

Loss before income taxes	(107,905)	(50,826)	(33,870)		(90,949)
Income tax provision (benefit)	(25,737)	421	360	G	(25,798)

Loss from continuing operations	(82,168)	(51,247)	(34,230)		(65,151)
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(16,956)	F	(16,956)
Income tax provision	—	—	61	F	61

Loss from discontinued operations	—	—	(17,017)	F	(17,017)

Net loss	$(82,168)	$(51,247)	$(51,247)		$(82,168)

Net loss per share, basic and diluted:
Loss from continuing operations	$(2.87)				$(2.28)
Loss from discontinued operations	—				(0.59)

Net loss	$(2.87)				$(2.87)

Shares used in computing net loss per share, basic and diluted	28,640				28,640

PALM, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MAY 31, 2001

(in thousands except per share amounts)

	Historical Palm	PalmSource	Pro Forma Adjustments		Total Pro Forma Solutions Group
Revenues	$1,559,312	$26,252	$111	A	$1,533,171
Costs and operating expenses:
Cost of revenues	1,060,878	5,449	60,640	B,C,D	1,116,069
Cost of revenues—charge (benefit) for special excess inventory and related costs	268,930	—	—		268,930
Sales and marketing	337,275	25,589	234	C	311,920
Research and development	159,050	55,937	1,570	C	104,683
General and administrative	87,842	12,855	2,050	C	77,037
Amortization of intangible assets	37,321	6,545	6,545	D	37,321
Restructuring charges	60,888	2,226	—		58,662
Purchased in-process technology	1,063	210	—		853
Impairment charges	106,669	—	—		106,669
Separation costs	5,468	1,461	—		4,007

Total costs and operating expenses	2,125,384	110,272	71,039		2,086,151

Operating loss	(566,072)	(84,020)	(70,928)		(552,980)
Interest and other income (expense), net	41,881	11	—		41,870

Loss before income taxes	(524,191)	(84,009)	(70,928)		(511,110)
Income tax provision (benefit)	(167,715)	9	6,934	G	(160,790)

Loss from continuing operations	(356,476)	(84,018)	(77,862)		(350,320)
Discontinued operations:
Loss from discontinued operations of PalmSource	—	—	(13,081)	F	(13,081)
Income tax benefit	—	—	(6,925)	F	(6,925)

Loss from discontinued operations	—	—	(6,156)	F	(6,156)

Net loss	$(356,476)	$(84,018)	$(84,018)		$(356,476)

Net loss per share, basic and diluted:
Loss from continuing operations	$(12.59)				$(12.37)
Loss from discontinued operations	—				(0.22)

Net loss	$(12.59)				$(12.59)

Shares used in computing net loss per share, basic and diluted	28,307				28,307

PALM, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED

CONDENSED FINANCIAL STATEMENTS

Pro Forma Adjustments—Separation of PalmSource

A.    Adjustment required to offset the subtraction of PalmSource revenues for intercompany royalty revenues eliminated in the historical consolidated Palm amounts and to offset the timing difference between the carveout revenue recognized by PalmSource compared to consolidated amounts. Pursuant to the terms of the software license agreement, as amended, between Palm and PalmSource effective December 3, 2001, PalmSource recognized intercompany license, royalty, support and service revenues of $39.1 million and $18.5 million for the years ended May 31, 2003 and 2002, respectively, which are eliminated in Palm, Inc.’s Consolidated Statements of Operations. In accordance with generally accepted accounting principles, Palm defers revenue when collection is not considered probable. There is a timing difference between the revenue recognized in the Palm, Inc. Consolidated Statement of Operations and the carveout revenue recognized by PalmSource, as the PalmSource Consolidated Financial Statements were prepared after collection of the related accounts receivable had occurred.

B.    Adjustment required to record PalmSource royalty expense for the Solutions Group which is eliminated in the historical consolidated Palm amounts and the cost of development and maintenance of the Palm OS. Under the software license agreement, as amended, between Palm and PalmSource, Palm recognized intercompany license, royalty, support and service cost of revenues of $39.6 million and $22.0 million for the years ended May 31, 2003 and 2002, respectively, which are eliminated in Palm, Inc.’s Consolidated Statements of Operations. PalmSource recognized these royalty revenues from Palm on a contractually reported basis which was one month in arrears from when the Solutions Group recognized cost of revenues. For the periods prior to December 3, 2001, the effective date of the software license agreement between Palm and PalmSource, the Solutions Group would have incurred costs for the development and maintenance of its operating system (Palm OS), therefore, the Solutions Group is recognizing the cost incurred for the development and maintenance of Palm OS. The Solutions Group is recognizing as cost of revenues, the research and development expenses of PalmSource of $26.0 million for the period prior to the effective date of the software license agreement in fiscal year 2002 and $55.9 million in fiscal year 2001 and a proportionate share of the cost of revenues of PalmSource of $1.3 million for the period prior to the effective date of the software license agreement in fiscal year 2002 and $1.8 million in fiscal year 2001.

C.    Amounts represent allocations from Palm for centralized accounting, real estate, information technology, and other Palm corporate services and infrastructure costs which were allocated to PalmSource based on headcount and percentage of revenues. If the distribution were to occur at the earliest date presented, these costs would have been incurred by Palm. The amount of allocations reflected in the adjustment to cost of revenues is less than $0.1 million for each of the years ended May 31, 2003, 2002 and 2001, respectively.

D.    Amounts represent a presentation adjustment of amortization of intangible assets and charges for amortization expense from PalmSource to the Solutions Group. PalmSource stand-alone financial statements include the applicable portion of amortization of goodwill and intangible assets in cost of revenues. This adjustment reclassifies amounts related to amortization of intangible assets attributed to PalmSource’s business included in cost of revenues of $4.5 million, $5.7 million and $2.9 million for the years ended May 31, 2003, 2002 and 2001, respectively, to the amortization of intangible assets line item. The Solutions Group is recognizing the cost incurred for the development and maintenance of Palm OS. The amortization of intangible assets recorded by PalmSource prior to December 3, 2001, the effective date of the software license agreement between Palm and PalmSource, of $2.9 million and $9.4 million in fiscal years 2002 and 2001, respectively, has been attributed to the Solutions Group.

E.    Amount represents the reclassification of separation costs incurred by Palm relating to the PalmSource distribution to loss from discontinued operations.

F.    Amounts represent the PalmSource loss from operations and tax provision and the effect of various transactions between Palm and PalmSource. In accordance with Statement of Accounting Standards (“SFAS”) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” these amounts will be reported as loss from discontinued operations and the related income tax effect to account for the distribution.

G.    Amounts represent an adjustment of the tax provision to reflect the stand-alone Solutions Group tax expense.

H.    Amounts represent the assumption by PalmSource of $15.0 million of a convertible note due 2006 payable to a third party made by Palm which bears interest at 5.0% per annum and the automatic recapitalization of the $20.0 million PalmSource note payable to Palm, as additional paid-in capital immediately on the distribution date in accordance with the terms of the amended and restated intercompany loan agreement. The related accrued interest on the PalmSource note payable to Palm will be due and payable within seven days after the date of distribution. In addition, Palm will contribute an additional $6.0 million in cash to PalmSource at the date of distribution.

I.    Adjustments required to reflect the amounts due from and to PalmSource, previously eliminated in consolidation.

J.    Amount represents the goodwill and associated deferred tax impacts related to the WeSync acquisition recorded by Palm which was greater than that carved out as belonging to PalmSource due to the gross up of goodwill for deferred tax liabilities pursuant to SFAS No. 109, “Accounting for Income Taxes”, which would have been accounted for differently if PalmSource had been a stand alone entity.

K.    Amounts represent the elimination of PalmSource’s common stock, additional paid-in capital, and accumulated deficit from the Solutions Group results assuming the distribution occurred at the earliest period presented. Additional paid-in capital also reflects the elimination of Palm’s investment in PalmSource upon distribution of PalmSource shares to Palm stockholders.

Pro Forma Adjustments—Handspring Merger

L.    These amounts represent adjustments related to the acquisition of Handspring under the purchase method of accounting. The total estimated purchase price of the merger with Handspring has been allocated on a preliminary basis to assets acquired and liabilities assumed based upon management’s best estimates of their fair value with the excess cost over the net tangible and intangible assets acquired allocated to goodwill. The preliminary estimated purchase price is allocated as follows and is for illustrative purposes only (in thousands):

		Amortization Period
Net tangible assets	$3,161
Deferred stock-based compensation	1,791
Goodwill	201,792

Intangible assets:
Contracts and customer relationships	11,400	2 years
Customer backlog	5,000	Less than 1 year
Product technology	3,000	2 years
Trademarks	1,500	2 years
Non-compete agreements	400	2 years

Estimated Purchase Price	$228,044

The estimated purchase price of $228.0 million is comprised of (a) approximately $185.7 million related to the estimated fair value of Palm stock to be issued to Handspring stockholders, (b) $26.8 million representing the fair value of Handspring options and warrants to be assumed, (c) $7.5 million of estimated direct transaction costs of Palm, and (d) $8.0 million of estimated other liabilities directly related to the acquisition.

The estimated fair value of Palm stock to be issued to Handspring stockholders and Handspring options and warrants to be assumed was calculated using an estimated ex-dividend Palm share price of $13.78 based upon the average closing market price of Handspring’s common stock for the five business days ending September 19, 2003 of $1.24 per share. Palm has used the market value of Handspring as an estimate of the fair value of the consideration to be issued because the Handspring stockholders will not receive any rights to the shares of PalmSource which are being distributed to Palm common stockholders prior to the consummation of the Handspring acquisition and there does not exist a separate market for either PalmSource common stock or for Palm common stock excluding the right to receive shares of PalmSource.

The fair value of Handspring options and warrants to be assumed were valued using the Black-Scholes option valuation model with the following weighted average assumptions: a risk free interest rate of 1.53%, volatility of 100%, a term of three years and a dividend yield of 0%.

The estimated other liabilities reflects liabilities defined under EITF No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and includes $6.5 million related to facilities lease commitments in excess of the requirements of the combined company and $1.5 million related to workforce reduction costs. The amount related to facilities leases represents contractual commitments from the planned cease use date until the termination of the lease. Due to the depressed commercial real estate market, no sublease income has been estimated. The workforce reduction costs are primarily related to severance, benefits and related costs for approximately 30 Handspring employees, across all functional and geographic areas. The terms of the arrangement have been communicated to the affected employees and will be completed upon consummation of the merger. The amount of the estimated other liabilities cannot be finalized prior to consummation of the transaction.

The adjustment also reflects the elimination of the equity of Handspring and the issuance of Palm common stock and options to purchase common stock.

This allocation is subject to change pending a final analysis of the total purchase cost and the fair value of the assets acquired and liabilities assumed. The final purchase cost, as well as the impact of ongoing integration activities, the timing of the completion of the merger, changes in Handspring’s net tangible assets, estimated other liabilities directly related to the Handspring merger and changes in purchase accounting allocations, could all cause material differences from the information presented.

The table below is a pro forma analysis that reflects the impact of ex-dividend share prices for Palm common stock of $10.00, $15.00 and $20.00 per share upon the estimated purchase price and related goodwill and the related impact on the pro forma combined loss from continuing operations, net loss, net loss per share, amortization of intangible assets and amortization of deferred stock-based compensation resulting from the estimated value of Handspring stock options and warrants assumed in the transaction (in thousands, except per share amounts):

Palm ex-dividend share price	$10.00	$15.00	$20.00

	As of May 31, 2003
Total estimated purchase price	$168,298	$247,456	$327,168
Goodwill	$157,508	$234,304	$311,021

	Year Ended May 31, 2003
Loss from continuing operations	$(557,128)	$(558,178)	$(559,507)
Net loss	$(581,855)	$(582,905)	$(584,234)

Net loss per share, basic and diluted	$(13.68)	$(13.70)	$(13.73)
Shares used in computing net loss per share, basic and diluted	42,545	42,545	42,545
Amortization of intangible assets	$9,608	$9,608	$9,608
Amortization of deferred stock-based compensation	$65	$1,115	$2,444

M.    Amounts represent the adjustments to eliminate Handspring’s deferred revenue balance of $1.3 million and record Handspring’s estimated transaction costs of $3.7 million associated with the merger, at the balance sheet date. Handspring defers subsidy revenue earned from wireless carriers on a new customer service contract because the customers have a specified period of time in which they may cancel the contract. In accordance with EITF No. 01-03, Accounting in a Business Combination for Deferred Revenue of an Acquiree, the deferred revenue does not represent a legal performance obligation assumed by Palm and therefore it has been determined that the fair value is zero and it will not be recorded as a liability by the combined company.

N.    Amounts represent the elimination of Handspring’s common stock, additional paid-in capital, unamortized deferred stock based compensation, accumulated deficit and accumulated other comprehensive loss.

O.    Amounts represent a reclassification of selling, general and administrative expenses and amortization of intangible assets and deferred stock-based compensation of Handspring to conform to the Palm financial statement presentation.

P.    Amounts represent the amortization of approximately $1.8 million related to unvested options assumed in the acquisition of Handspring over their estimated remaining vesting term of approximately 2 years. Annual amortization amounts are: cost of revenues, less than $0.1 million; sales and marketing, $0.3 million; research and development, $0.2 million; and general and administrative, $0.3 million. This estimate is based on certain assumptions about the number of options granted, the intrinsic value of the options granted, and the remaining vesting term of the underlying options. These amounts are subject to change and can be finalized only on the date of completing the acquisition.

Q.    Amounts represent the amortization of intangible assets (per the allocation of the estimated purchase price in L. above) that would have been recorded during the year ended May 31, 2003 of $8.2 million had the transaction closed on the first day of fiscal year 2003. The intangible assets in Palm’s acquisition of Handspring will be amortized on a straight-line basis over a period approximating two years. In addition, for purposes of these pro forma statements, the amortization of approximately $5.0 million related to a customer backlog intangible asset is not included, as it is a non-recurring charge that is expected to be included in the combined company’s income statement within twelve months following the transaction. This allocation is an estimate, subject to change pending a final analysis of the total purchase price and the fair value of the intangibles acquired. When completed, certain amounts identified as intangible assets may be amortized over periods other than the period represented in the pro forma statement of operations. Additionally, a portion of the purchase price may be identified as in-process purchased technology. This amount, if any, will be charged to operating results of the combined company in the period the merger is completed and the purchase accounting and valuation amounts are finalized.

R.    Reflects the issuance of 0.09 of a share of Palm common stock for each share of Handspring common stock outstanding as of the balance sheet date. The computation of diluted net loss per share excludes securities outstanding that could potentially dilute basic earnings per share in the future, but which were excluded in the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive.